PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009
Press Release
Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

March 15, 2005, Bellevue, Washington – The PACCAR (Nasdaq: PCAR) Board of Directors today accepted the resignation of Harry Stonecipher as a Director of the company, effective immediately. PACCAR thanks him for his positive business contribution to the success of the company.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures industrial winches under the Braden, Gearmatic and Carco nameplates.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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